Exhibit (n)(1)

CENTRE FUNDS

AMENDED AND RESTATED APPENDIX A TO AMENDED AND RESTATED MULTIPLE CLASS PLAN
PURSUANT TO RULE 18F-3

Dated: September 7, 2018

Funds

Centre Active U.S. Treasury Fund

Centre American Select Equity Fund

Centre Global Infrastructure Fund